Apollo Group, Inc.
News Release

APOLLO GROUP, INC. TO HIRE INDEPENDENT
FIRM TO REVIEW STOCK OPTION GRANTS

Phoenix, Arizona, June 9, 2006 – Apollo Group, Inc. (Nasdaq:APOL) comments on a recent report that was issued by Lehman Brothers, which questioned whether Apollo Group might have backdated four stock option grants during fiscal 2000–2004.

In response to the report, and as part of its normal Corporate Governance practices, the Company performed a review of its stock option practices, including reviewing documents and interviewing employees.

Based upon this review, the Company’s initial conclusions are as follows:

•	The grants included a large number of employees and not just senior executives.

•	Management believes that it has complied with all applicable laws, including the accelerated Form 4 filing requirements mandated by the Sarbanes-Oxley legislation, in granting options to officers and it has not backdated options.

Apollo Group’s Board of Directors plans to hire an outside firm to review and confirm these conclusions.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 95 campuses and 159 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Company Contact:
Kenda B. Gonzales, CFO ~ (800) 990-APOL ~ kenda.gonzales@apollogrp.edu
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu